Exhibit 10.9

BiondVax

Pharmaceuticals Ltd.

(the "Company")

Letter of Release and Indemnification

Whereas, you serve as director and/or office holder, as such term is defined under the Israeli Companies Law 1999-5759 (the "Office Holder" and the "Companies Law", respectively), of Company; and

Whereas, on March 19, 2013 and on March 21, 2013, the Company's Compensation Committee and the Company's Board of Directors resolved to indemnify and to undertake to indemnify and release you from liability, in accordance with this letter of release and indemnification; and

Whereas, on June 30, 201, 3the General assembly of the Company resolved, by the requisite majority, to approve such resolution, we hereby notify you as follows:

1.	Release from Liability

The Company hereby releases you from any and all liabilities towards it, for any damages caused and/or to be caused by you to the Company due to breach of your duty of care towards the Company.

2.	Obligation to Indemnify

Without derogating from the right of the Company to indemnify you ex post facto as permitted in accordance with according to the Articles of Association of the Company hereby undertakes;

2.1. To indemnify you for future obligations or expenses, as specified below, imposed on you in Israel or abroad in consequence of an act done (including any acts prior to the date of this letter agreement) or that you may do in your capacity as an Office Holder of the Company , that is related directly or indirectly to one or more types of events as specified in the appendix to this letter agreement, provided, however, that the maximum amount of the indemnification shall not exceed the amount specified in section 2.2 below.

2.1.1. a monetary obligation imposed on you or incurred by you in favor of another person pursuant to a judgment, including a judgment given in settlement or a court approved arbitrator's judgment.

2.1.2. reasonable legal fees, including attorney’s fees, incurred by you in consequence of an investigation or proceeding filed against you by an authority that is authorize to conduct such investigation or proceeding, which was concluded without filing an indictment against you and without imposing on you financial obligation in lieu of a criminal proceeding, or which concluded without filing an indictment against you but with imposing on you a financial obligation as an alternative to a criminal proceeding in respect of an offense that does not require the proof of criminal intent.

For the purposes hereof:

- a proceeding that ended without an indictment in a matter in respect of a which an investigation was conducted, means – closing the case pursuant to Section 62 of the Criminal Procedure Act [Combined Version] 5742 – 1982 (the “Criminal Procedure Act”) or a stay of proceedings by the Administrator General pursuant to Section 231 of the Criminal Procedure Act;

-“Financial obligation in lieu of a criminal proceeding,” means – a financial obligation imposed by law as an alternative to a criminal proceeding, including an administrative fine pursuant to the Administrative Offenses Act 5746 – 1985, a fine with respect to an offense which was defined as a “finable offense” under the Criminal Procedure Act, a fine or a forfeit and.

2.1.3. reasonable litigation costs, including attorney’s fees, incurred by you or which you are ordered to pay by a court, in a proceedings filed against you by the Company or on its behalf or by another person, or in a criminal charge of which he you are acquitted, or in a criminal charge of which you are convicted of an offence that does not require proof of criminal intent.

2.1.4. Costs and expenses paid by you or imposed upon you and incurred as a result of an Administrative Enforcement Proceeding initiated against you, including reasonable litigation expenses and legal fees. In this Section - (a) "Efficiency of Enforcement Procedures" means - Efficiency of Enforcement Procedures in the Securities Authority Act (legislation amendments), 5771-2011, as amended from time to time; (b) "Administrative Enforcement Proceeding" means - Administrative Enforcement Proceeding under applicable law, including the Efficiency of Enforcement Procedures and the Securities Law, 5728-1968 (the "Securities Law"), an administrative appeal or appeal in connection with the aforesaid Proceeding.

2.1.5. Payment to the party injured by a violation, as defined in section 52BBB of the Securities Law, as amended by the Efficiency of Enforcement Procedures.

2.2. provided that such obligation is related to one or more of the events specified in the Appendix to this letter agreement and that the aggregate indemnification amount that the Company shall pay to its Office Holders (pursuant to all the letters of indemnification that shall be issued by the Company, shall not exceed an amount equal to twenty five percent (25%) of the Company’s net equity at the date of the grant of the indemnification including any received amounts from any insurance company that the Company may have engaged in an insurance policy with it (the “The Maximum Indemnification Amount”);

2.3. If, and to the extent the aggregate indemnity amount that the Company may be required to pay its Office Holders, as provided in Section 2.1 above, exceeds the Maximum Indemnification Amount or the balance of the indemnification amount (as would exist at such time) pursuant to Section 2.2 above, the indemnification amount or the balance shall be divided between the Office Holders entitled to indemnification, in such manner that the indemnification amount received by each of the Office Holders, in practice, will be calculated based on the ratio between the amount of indemnification liability of each of the officers and the aggregate amount of indemnification liability of all of said officers, in respect of the same event.

2.4. Upon the occurrence of an event by virtue of which you are likely to be entitled to indemnification, the Company shall advance to you, from time to time, the funds required to cover the expenditures and payments related to handling the legal proceeding related to such event, in a manner that you shall not be required to pay for or personally finance your legal expenses, subject to the conditions and instructions set forth in this letter agreement.

2.5. For the avoidance of doubt it is clarified that upon the occurrence of an event for which you may be entitled to indemnification, you may appoint counsel of your choice, unless such counsel is reasonably deemed unacceptable by the Company, and provided that you inform the Company immediately of the identity of the counsel. If you do not inform the Company of your choice of counsel immediately after the need to retain arises, the Company may (but is not obligated to) appoint counsel on your behalf, at its sole discretion.

3.            The obligation to indemnify pursuant to this letter agreement is subject to the conditions set forth in this Section

3.1. You shall notify the Company of every legal proceeding that may be brought against you in connection with any event that may entitle you to indemnification, and of every warning made to you in writing pertaining to legal proceedings that may be commenced against you. This notice shall be made in a timely manner, immediately after you shall first be aware of such proceedings or warning, and you shall provide the Company or, the person designated by the Company, all documents in connection with such proceedings.

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3.2. In the event that the Company appoints a counsel for you pursuant to Section 2.5 above, the Company will be entitled to assume your defense in such legal proceeding and/or to place the handling of such defense in the hands of any counsel that the Company may choose (other than a counsel reasonably deemed unacceptable by you), subject to all of the following aggregate conditions: (a) the company provided notice within forty-five (45) days from the time receipt of the notice described in Section 3.1 above (or within a shorter period of time if the matter requires filing a response in any proceeding), that it will indemnify the holder of this letter agreement, in accordance with its provisions. (b) The legal process against the holder of the Letter of Release and Indemnification will include only the claims for financial compensation. The Company and/or the aforementioned counsel shall be entitled to act with their exclusive discretion and to bring the proceeding to a close. The appointed counsel shall act and shall owe its duty of loyalty to the Company and to you. In the event that a conflict of interest shall arise between you and the Company the counsel shall be informed of such conflict of interest and you shall be entitled to appoint counsel on your behalf, and the provisions of this letter agreement shall apply to expenses you may incur as a result of such appointment. In the event that the company elects to settle with respect to a financial obligation or to resolve such matter by way of arbitration in connection with the financial obligation, it will be entitled to do so, provided that the the claim or threat of a claim against you are removed.at the company's request, you will execute any document authorizing I and./or any counsel as aforementioned, to assume your defense in such proceeding and to represent you with respect to all matters related thereto, accordance with the foregoing.

3.3. You shall cooperate with the Company and with any counsel as set forth above in every manner that shall reasonably be required from you by any of them in connection with the handling of such legal proceedings, provided, that the Company shall cover all of your reasonable out-of-pocket expenses, subject to Section 2.2 above.

3.4. Whether the company elects to act as specified in section 3.2 above or not, the company shall cover all the other expenses and payments that are mentioned in section 2.1 above, so that you will not be required to pay or finance it by yourself, without this detracting from the indemnification promised to you pursuant to the provisions of this letter agreement, subject to paragraph 2.2 above.

3.5. You will not be indemnified for amounts you shall be required to pay as a result of a settlement or arbitration, unless the Company agrees, in writing, to such settlement or to the arbitration, as applicable.

3.6. The Company shall not be required to pay, according to this letter agreement, amounts actually paid to you, or on your behalf or in your stead, through an insurance policy (that the Company procured) or through an obligation to any indemnification that was made by any other person other than the Company. For avoidance of doubt, it shall be clarified that the indemnification amount according to this letter agreement shall be independent of, and in addition to, the amount that shall be paid (if paid) pursuant to an insurance policy and/or any other indemnification.

3.7. Upon your request for payment in connection with any event pursuant to this letter agreement, the Company shall take all necessary steps according to applicable law to pay such payment and will do all that is required to obtain any approval that is required in connection therewith, if required. If any approval for such payment is required and such approval is not granted for any reason, the payment, or any part thereof, that is not approved as aforementioned, shall be subject to the approval of a court and the Company shall take all commercially reasonable steps to attain the court’s approval.

4. The Company’s obligations pursuant to this letter agreement shall remain valid even after you have ceased to act as an Office Holder, provided that the acts for which you are granted a release or a commitment of indemnification were performed and/or will be performed during the term of your service as an Office Holder of the Company. Furthermore, the Company's obligations under this letter agreement shall inure to the benefit of your successors, including your estate and to the benefit of alternate directors appointed in your place.

5. In the event that the Company shall pay to you or on your behalf any amount pertaining to this letter agreement in connection with a legal proceeding, and thereafter it shall be determined that you are not entitled to any such indemnification from the Company, such amounts provided shall be deemed a loan provided by the Company to you, which shall be linked to the Israeli Consumer Price Index, and you will be required to repay such amounts plus linkage, upon the Company's written request to do so, and in accordance within a payment schedule that the Company shall determine.

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6. In this Letter of Release and Indemnification-

"Office Holder" - as defined in the Companies Law, including an Office Holder who is the holder of controlling interest in the Company and/or an Office Holder that is an employee of the Company.

"Action" or any derivative thereof - including a resolution and/or omission and including your actions prior to the date of this letter of release and indemnification, during the term of your service as an Office Holder of the Company.

References to the male gender, shall include reference to the female gender.

7. The Company’s obligations pursuant to this letter agreement shall be interpreted broadly and in a manner that shall facilitate its execution, to the extent permitted by applicable law, and for the purposes for which it was intended. In the event of a conflict between any provision of this letter agreement and any provision of law that cannot be superseded, changed or amended, such provision of law shall supersede the specific provision in this letter agreement, but shall not limit or diminish the validity of the remaining provisions of this letter agreement.

8. The Annex to this letter agreement, constitutes an integral part thereof.

9. Pursuant to the resolution of the Company's board of directors, if and the extent that you receive payments on account of the indemnity to which you are entitled by virtue of this letter of release and indemnification, prior the date on which it will be determined that you are irrevocably eligible to receive such indemnification, and it will be determined, post ex facto, that you were not entitled to receive such indemnification payments, then you shall return such payments to the company, linked to CPI, within 90 days from such date on which it will be determined that you are not entitled thereto, as aforementioned.

In whiteness thereof, the company has executed this letter of release and indemnification, by its authorized signatories, duly authorized.

BiondVax Pharmaceuticals Ltd.

By: ________________________________

Name:     [____________]

Title:       [____________]

I confirm receipt of this letter agreement and agree to all the terms herein:

Signature:  ________________

Name:        [_______________]

Date:         [_______________]

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Appendix

Subject to any provision of the applicable law, the events are as follows:

1. The issuance of securities including, but not limited to, the offering of securities to the public according to a prospectus, a private offering, the issuance of bonus shares or any other manner of security offering.

2. Any transaction, as such term is defined in Article 1 of the Companies Law, including the, transfer, sale, purchase or pledge of assets or liabilities (including securities), or the granting of any right in any one of the above, granting securities and any action connected directly or indirectly with such a transaction.

3. Any filing or announcement, or the omission of a filing or announcement, required by the Companies Law and/or the Securities Law, including any rules and/or regulations thereunder, or pursuant to any rules and/or regulations of any stock exchange on which the Company’s securities are traded in, or the foreign securities authorities applicable to such matters.

4. Actions taken by the Company in its field, holdings, investments, trade, development, finance, investment securities and the purchase of securities or other rights in other corporations, and any other activities of the Company permitted or allowed by law;

5. Events that affected or may significantly affect the profitability of the Company or its assets or rights or obligations;

6. Any action or decision relating to employment terms and employer-employee relations, including employee promotions, pension arrangements, savings and insurance funds, allocation of securities to employees or any other benefits.

7. Any legal proceedings, whether in Israel or abroad, on issues related, directly or indirectly, to anti-trust, including restrictive arrangements, mergers and monopoles;

8. Any legal proceedings, whether in Israel or abroad, on issues related, directly or indirectly, to anti-trust matters, including restrictive trade practices, mergers and monopoly;

9. A change in the structure of the Company or the reorganization of the Company or any decision pertaining to such issues including, but not limited to, a merger, a split, a change in the Company’s capital, allotments and the establishment of subsidiaries and/or their liquidation or sale.

10. An announcement, a statement, including a position taken, or an opinion made in good faith in the course of duties and in conjunction with duties, including during a meeting of the Company’s board of directors or one of its committees.

11. An Action made in contradiction to the Company’s Articles of Association.

12. Any of the above events, pursuant to the Office Holder's position in an affiliated corporation or in a corporation controlled by the Company.

13. Any action that caused injury, sickness, death, damage to property including loss of use thereof.

14. Act or omissions resulting in the failure to maintain appropriate insurance policy.

15. Any claim or demand made for actual or alleged infringement, misappropriation or misuse of any third party’s intellectual property rights, including, but not limited to patents, models, copyrights, etc.

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You will not be indemnified for any financial liability resulting from any of the following:

1.	Any willful breach of duty of faith towards the Company, unless only done in good faith and there was reasonable basis to assume that the action will not harm the Company;

2.	Breach of duty of care committed intentionally or recklessly;

3.	An act done with intent to make unlawful personal profit;

4.	A fine or monetary penalty imposed upon you; or

5.	A counterclaim filed by the Office Holder against the Company following the Company shall file a claim against him.

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